Filed Pursuant to Rule 433

Registration No. 333-229962

Free Writing Prospectus

To Prospectus dated February 28, 2019 and

Preliminary Prospectus Supplement dated September 17, 2019

$1,500,000,000

FMC Corporation

3.200% Senior Notes Due 2026

3.450% Senior Notes Due 2029

4.500% Senior Notes Due 2049

September 17, 2019

Issuer:	FMC Corporation

Expected Ratings:*	Moody’s: Baa2 (stable) S&P: BBB- (positive)

Trade Date:	September 17, 2019

Settlement Date:**	September 20, 2019 (T+3)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	SMBC Nikko Securities America, Inc. TD Securities (USA) LLC BB&T Capital Markets, a division of BB&T Securities, LLC Santander Investment Securities Inc.

Co-Managers:	Citizens Capital Markets, Inc.
KBC Securities USA LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
Rabo Securities USA, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Academy Securities, Inc.
Bancroft Capital, LLC

Title of Securities:	3.200% Senior Notes due 2026	3.450% Senior Notes due 2029	4.500% Senior Notes due 2049
Size:	$500,000,000	$500,000,000	$500,000,000

Maturity Date:	October 1, 2026	October 1, 2029	October 1, 2049

Coupon:	3.200%	3.450%	4.500%

Interest Payment Dates:	Each April 1 and October 1, commencing April 1, 2020 (long first coupon)	Each April 1 and October 1, commencing April 1, 2020 (long first coupon)	Each April 1 and October 1, commencing April 1, 2020 (long first coupon)

Price to Public:	99.899%	99.999%	99.949%

Benchmark Treasury:	1.375% due August 31, 2026	1.625% due August 15, 2029	2.875% due May 15, 2049

Benchmark Treasury Price and Yield:	97-18+; 1.746%	98-13+; 1.800%	113-12+; 2.253%

Spread to Benchmark Treasury:	+147 bps	+165 bps	+225 bps

Reoffer Yield:	3.216%	3.450%	4.503%

Make-Whole Call:	T+ 25 bps	T+ 25 bps	T+ 35 bps

Par Call:	On or after August 1, 2026 (two months prior to maturity date)	On or after July 1, 2029 (three months prior to maturity date)	On or after April 1, 2049 (six months prior to maturity date)

CUSIP/ISIN:	302491 AT2 / US302491AT29	302491 AU9 / US302491AU91	302491 AV7 / US302491AV74

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made against payment therefor on or about September 20, 2019, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674,BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 and J.P. Morgan Securities LLC collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOTAPPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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